EXHIBIT 5.1
Kirkpatrick & Lockhart Preston Gates Ellis LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, PA 15222
March 30, 2007
WESCO International, Inc.
WESCO Distribution, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to WESCO International, Inc., a Delaware corporation (“WESCO International”), and WESCO Distribution, Inc., a Delaware corporation (“WESCO Distribution”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by WESCO International and WESCO Distribution with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by WESCO International of $300,000,000 aggregate principal amount of its 1.75% Convertible Senior Debentures due 2026 (the “Debentures”) and up to 3,403,110 shares of common stock, $.01 per share (the “Common Stock”), of WESCO International issuable upon conversion of the Debentures based upon an initial conversion rate of 11.3437 shares per $1,000 principal amount of the Debentures, and by WESCO Distribution of its guarantee of the Debentures (the “Guarantee”). The Debentures and the Guarantee were issued in accordance with the provisions of the Indenture, dated as of November 2, 2006 (the “Indenture”), by and among WESCO International, WESCO Distribution and The Bank of New York, as trustee.
     In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Restated Certificate of Incorporation and By-laws of WESCO International, the Certificate of Incorporation and By-laws of WESCO Distribution and resolutions adopted by the respective Boards of Directors of WESCO International and WESCO Distribution, and we have made such other investigation as we have deemed appropriate. We have examined and relied on certificates of public officials. We have not independently established any of the facts so relied on.
     For the purposes of this opinion letter we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures (other than signatures on behalf of WESCO International or WESCO Distribution) on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than WESCO International and WESCO Distribution) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.
     We are opining herein as to the effect of (i) solely with respect to the opinions in numbered paragraphs 1 and 2 below, the laws of the State of New York, other than its law relating to choice of law, and (ii) solely with respect to the opinion in numbered paragraph 3 below, the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction, or the local laws of any jurisdiction.
     Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:
     1. The Debentures constitute valid and binding obligations of WESCO International, enforceable against WESCO International in accordance with their terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law), and are entitled to the benefits of the Indenture.
     2. The Guarantee constitutes the valid and binding obligation of WESCO Distribution, enforceable against WESCO Distribution in accordance with its terms, under the laws of the State of New York which are expressed to govern the same, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law), and is entitled to the benefits of the Indenture.
     3. The shares of Common Stock of WESCO International issuable upon conversion of the Debentures, when issued and delivered upon conversion of the Debentures in accordance with the terms of the Debentures, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of WESCO International.
     Regarding the Guarantee in particular, we note that guaranties are subject to particularly close scrutiny and strict construction. Further, any waiver of defenses by WESCO Distribution may be enforceable as to defenses which WESCO International could raise but may not be enforceable as to defenses which could be raised by WESCO Distribution alone.
     The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur. We hereby consent to the reference to us in the Registration Statement under the caption “Legal Matters.”

Yours truly,
/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP